Exhibit 21

Video Display Corporation

Subsidiary Companies

Lexel Imaging Systems, Inc.

1500 Bull Lea Road, Ste. 150

Lexington, Kentucky

Aydin Displays, Inc.

1 Riga Lane

Birdsboro, Pennsylvania

Southwest Vacuum Devices, Inc.

1868 Tucker Industrial Drive

Tucker, Georgia

Z-Axis, Inc.

1916 Rt. 96

Phelps, New York

Discontinued Operations

Fox International Ltd.

23600 Aurora Road

Bedford Heights, Ohio